Exhibit 99.1

PHH Corporation Announces Agreement with EJF Capital
PHH to Nominate James Neuhauser and Kevin Stein for Election as Directors at 2017 Annual Meeting
Thomas P. Gibbons and Deborah M. Reif Will Not Stand for Re-election at 2017 Annual Meeting
Mount Laurel, NJ - April 28, 2017 - PHH Corporation (NYSE: PHH) today announced that it has entered into an agreement with EJF Capital LLC, EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities GP, LLC (collectively, “EJF”). EJF and its affiliates beneficially own an aggregate of approximately 9.9% of the Company’s common stock.
Under the terms of the agreement, following the review and recommendation of the Corporate Governance Committee and approval by the Board, the Company agreed to nominate James Neuhauser and Kevin Stein for election to the Company’s Board of Directors at the Company’s 2017 annual meeting of stockholders. EJF has agreed to vote the shares of the Company’s common stock beneficially owned by it in favor of all of the Company’s nominees at the 2017 annual meeting.
In connection with the execution of the agreement, the Company appointed Mr. Neuhauser and Mr. Stein to serve as observers to the Board until the 2017 annual meeting. If Mr. Neuhauser and Mr. Stein are elected to the Board at the 2017 annual meeting, the Company has also agreed to cause each of the Board’s committees to include at least one of them during an applicable commitment period, which is expected to run until the thirtieth day prior to the deadline for submission of stockholder nominations and proposals in accordance with the Company’s by-laws for the Company’s 2018 annual meeting of stockholders.
On April 27, 2017, Thomas P. Gibbons and Deborah M. Reif notified the Board that they decided not to stand for re-election at the 2017 annual meeting for reasons unrelated to the Company’s agreement with EJF.
“We are grateful for Todd and Debbie’s many years of outstanding service to the Board and wish them well in the future. We look forward to a smooth transition and to maintaining a balanced mix of qualified, diverse Directors with the requisite skills and experience to understand the business, risks, challenges and opportunities ahead for PHH,” said James Egan, Non-Executive Chairman of the Board of PHH. “Jim and Kevin bring broad and deep experience in the mortgage and financial services industries, and their collective expertise will be a welcome contribution as we execute our strategic plans and remain committed to our longstanding goal of maximizing value for our shareholders.”
Pursuant to the agreement, EJF has agreed to certain customary standstill, voting and other provisions. The full agreement between PHH and EJF will be filed on a Form 8-K with the Securities and Exchange Commission.
Latham & Watkins is serving as legal counsel to the Company. Fried, Frank, Harris, Shriver & Jacobson LLP is serving as legal counsel to EJF.
Biographies
James Neuhauser has served as a Managing Member of Turtlerock Capital, LLC, a real estate fund investing in luxury homes in Los Angeles, since 2009. From 2011 to 2016, Mr. Neuhauser was the Chief Investment Officer at FBR Capital Markets & Co., managing a proprietary investment portfolio that averaged $80 million over the five year period. At FBR Capital Markets & Co., Mr. Neuhauser also served as Head of the Commitment Committee for ten years and Head of Investment Banking for five years. From 1986 to 1993, he was employed by Trident Financial Group, where he provided financial and mergers and acquisitions advisory services to financial institutions.
Kevin Stein is Chief Executive Officer of Resolution Analytica Corp., a buyer of commercial judgments, and an Operating Adviser of KCK-US, Inc., a private equity firm. Mr. Stein was previously a Managing Director in the Financial Institutions Group of Barclays advising banks, specialty finance companies and financial sponsors until 2016. Prior to joining Barclays in 2011, Mr. Stein was a Partner at FBR Capital Markets & Co. advising banks and specialty finance companies and was Group Head of the Depository Practice. From 1994 to 2004, Mr. Stein was an executive of GreenPoint Financial Corporation, a $25 billion bank holding company based in New York City. During his tenure at GreenPoint, Kevin’s roles included Director of Strategy and Corporate Development, Executive Vice President of Mortgage Banking, Chief Information Officer and Director

of Retail Banking. Prior to joining GreenPoint in 1994, Mr. Stein was an Associate Director of the Federal Deposit Insurance Corporation, Division of Resolutions. Mr. Stein is Audit Committee Chairman and a Director of Bedford Stuyvesant Restoration Corporation, the first community development corporation in the U.S.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”
You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Important Information for Investors
This communication is not intended to and does not constitute the solicitation of any vote or approval in any jurisdiction. In connection with its agreement with EJF, PHH Corporation will file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its shareholders a proxy statement regarding the agreement, among other matters (the “Proxy Statement”). BEFORE MAKING ANY VOTING DECISION, PHH CORPORATION’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE AGREEMENT OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE AGREEMENT. PHH Corporation investors and security holders may obtain a free copy of the Proxy Statement and other documents that PHH Corporation files with the SEC (when available) from the SEC’s website at www.sec.gov and the “Investors” section of http://www.phh.com. In addition, the Proxy Statement and these other documents may also be obtained for free from PHH Corporation by contacting Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, or by email at investor.relations@phh.com.
Certain Information Concerning Participants in the Proxy Solicitation
PHH Corporation and its directors, executive officers and employees may be deemed participants in connection with the solicitation of proxies from PHH Corporation’s shareholders with respect to its agreement with EJF. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation, including a description of their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement that will be filed with the SEC.

Contact Information:

Investors
Hugo Arias, 856-917-0108
hugo.arias@phh.com
or
Media
Dico Akseraylian, 856-917-0066
dico.akseraylian@phh.com

3